EXHIBIT 11.1

                             WASTE INDUSTRIES, INC.
                       COMPUTATION RE: EARNINGS PER SHARE

                                                                           Pro forma (1)
                                                           --------------------------------------------
                                                                      Year Ended December 31,
                                                           --------------------------------------------
                                                               1995            1996            1997
                                                           ------------    ------------    ------------
Basic Earnings Per Share:
     Net Income ........................................   $  4,170,424    $  4,203,886    $  5,951,905
                                                           ============    ============    ============

     Weighted average number of common shares issued and
        outstanding ....................................      9,564,353       9,600,157      10,648,622
                                                           ============    ============    ============

     Basic earnings per share ..........................   $       0.44    $       0.44    $       0.56

Diluted Earnings Per Share:
     Net Income ........................................   $  4,170,424    $  4,203,886    $  5,951,905
                                                           ============    ============    ============

     Weighted average number of common shares issued and
        outstanding ....................................      9,564,353       9,600,157      10,648,622

     Common stock equivalents -
        Options for common stock .......................         39,721         396,000         526,000
                                                           ------------    ------------    ------------

     Weighted average common stock equivalents .........      9,604,074       9,996,157      11,174,622

     Less treasury shares assumed to be repurchased ....         (4,150)       (149,333)       (166,988)

     Weighted average shares outstanding ...............      9,599,924       9,846,824      11,007,634
                                                           ============    ============    ============

     Diluted earnings per share ........................   $       0.43    $       0.43    $       0.54
                                                           ============    ============    ============

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(1)  The pro forma number of shares reflected the (i) exchange by the Company of its common stock on a share-for-share basis for all of the outstanding common stock of the following companies affiliated through common ownership: Waste Enterprises, Inc., Waste Industries South, Inc., Waste Industries West, Inc., Waste Industries East, Inc., Kabco, Inc., Conway
     378, Inc. and AmLease, Inc., in April 1996, (ii) stock dividend of nine nonvoting common shares for each voting common share in 1995, and (iii) a 1-for-2.5 reverse stock split and the conversion of all nonvoting common shares to common shares in 1997.